Exhibit 3.3

THIRD RESTATED CERTIFICATE OF INCORPORATION

OF

SALLY BEAUTY HOLDINGS, INC.

Sally Beauty Holdings, Inc., formerly known as New Sally Holdings, Inc., incorporated on June 16, 2006 (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), does hereby certify:

1.             The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 16, 2006 under the name New Sally Holdings, Inc.

2.             This Third Restated Certificate of Incorporation was duly adopted in accordance with Section 245 of the DGCL and only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of the Corporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Third Restated Certificate of Incorporation.

3.             The Certificate of Incorporation as previously amended or supplemented is hereby restated without further amendments or changes to read in its entirety as follows:

FIRST: The name of the Corporation is Sally Beauty Holdings, Inc.

SECOND: The Corporation’s registered office in the State of Delaware is at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 550,000,000 shares, consisting of: (a) 400,000,000 shares of common stock, par value $0.01 (the “Common Stock”), (b) 100,000,000 shares of Class A common stock, par value $0.01 (the “Class A Common Stock”), and (c) 50,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided. As used in this Third Restated Certificate of Incorporation, the term “Common Stock” shall include the Common Stock and the Class A Common Stock. Except as otherwise provided herein, all shares of Class A Common Stock and Class A Common Stock will be identical and will entitle the holders thereof to the same rights and privileges.

(a) Common Stock. Except as otherwise provided (i) by the DGCL, (ii) by Section (b) of this Article FOURTH, or (iii) by resolutions, if any, of the Board of Directors fixing the relative powers, preferences and rights and the qualifications, limitations or restrictions of the Preferred Stock, the entire voting power of the shares of the

Corporation for the election of directors and for all other purposes shall be vested exclusively in the Common Stock. Each share of Common Stock shall have one vote upon all matters to be voted on by the holders of the Common Stock, and shall be entitled to participate equally in all dividends payable with respect to the Common Stock, provided that the holders of the Class A Common Stock shall not be entitled to vote on any matter or to participate in any dividend or other distribution payable with respect to the Common Stock (other than the Class A Common Stock) and contemplated by (x) the Separation Agreement, dated as of June 19, 2006, among the Corporation, Sally Holdings, Inc., New Aristotle Holdings, Inc. and Alberto-Culver Company (as amended from time to time in accordance with its terms, the “Separation Agreement”) and (y) the Investment Agreement, dated as of June 19, 2006, among Alberto-Culver Company, New Aristotle Company, Sally Holdings, Inc., New Sally Holdings, Inc. and CDRS Acquisition LLC (as amended from time to time in accordance with its terms, the “Investment Agreement”). Each share of Common Stock shall share equally, subject to the rights and preferences of the Preferred Stock (as fixed by resolutions, if any, of the Board of Directors), in all assets of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or upon any distribution of the assets of the Corporation.

(b) Preferred Stock. The Preferred Stock may be issued at any time and from time to time in one or more series. Subject to the provisions of this Third Restated Certificate of Incorporation, the Board of Directors is authorized to fix from time to time by resolution or resolutions the number of shares of any class or series of Preferred Stock, and to determine the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of any such class or series. Further, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any such class or series, the Board of Directors is authorized to increase or decrease (but not below the number of shares of such class or series then outstanding) the number of shares of any such class or series subsequent to the issue of shares of that class or series.

(c) Conversion of Class A Common Stock. At 12:01 a.m. Eastern Standard time on the first day following the Closing Date (as defined in the Investment Agreement), each outstanding share of Class A Common Stock shall automatically convert into a share of Common Stock, without any action by any of the Corporation, the Board of Directors of the Corporation, the holders of Class A Common Stock or any other person and the Corporation shall not be required to notify any person that such conversion has been effective. At such time, the rights of any holder with respect to shares of converted Class A Common Stock will cease and such holder will be deemed to have become the holder of an equivalent number of shares of Common Stock. Promptly upon surrender to the Corporation of a certificate or certificates for shares of converted Class A Common Stock, the Corporation will issue and deliver, in accordance with the surrendering holder’s instructions, the certificate or certificates for Common Stock issuable upon such conversion.

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(a)     The directors of the Corporation, subject to the rights of the holders of shares of any class or series of Preferred Stock, shall until the election of directors at the 2016 annual meeting of stockholders be divided into three classes:  Class I, Class II and Class III.  Commencing at the 2014 annual meeting of stockholders and for all subsequent annual meetings of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected to hold office for a term expiring at the next succeeding annual meeting of stockholders.  Commencing with the 2016 annual meeting of stockholders, the classification of the board of directors shall cease and all directors shall be elected for a term expiring at the next succeeding annual meeting of stockholders or until their earlier death, resignation, removal or disqualification.

(b)     Subject to the rights of holders of any class or series of Preferred Stock, if any, to elect additional directors under specified circumstances, until the 2016 annual meeting of stockholders, any director may be removed at any time, but only for cause, upon the affirmative vote of the holders of a majority of the combined voting power of the then outstanding stock of the Corporation entitled to vote for the election of directors.  Subject to the rights of holders of any class or series of Preferred Stock, if any, to elect additional directors under specified circumstances, from and after the 2016 annual meeting of stockholders, directors may be removed at any time with or without cause upon the affirmative vote of the holders of a majority of the combined voting power of the then outstanding stock of the Corporation entitled to vote for the election of directors.

(c)     Vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the By-Laws.

(d)     The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by written ballot.

(e)     To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after the date of the filing of this Third Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended from time to time. No repeal or modification of this Section (e) by the stockholders shall adversely affect any right or protection of a director of the Corporation existing by virtue of this Section (e) at the time of such repeal or modification.

(f)      All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Third Restated Certificate of Incorporation or by the By-Laws) shall be vested in and exercised by the Board of Directors.

(g)     The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation, except to the extent that this Third Restated Certificate of Incorporation otherwise provide.

(h)     The Corporation shall indemnify and advance expenses to the directors of the Corporation to the fullest extent permitted by the applicable provisions of the DGCL, provided that except as otherwise provided in the By-Laws, the Corporation shall not be obligated to indemnify or advance expenses to a director of the Corporation in respect of an action, suit or proceeding (or part thereof) instituted by such director, unless such action, suit or proceeding (or part thereof) has been authorized by the Board of Directors. The rights provided by this Article FIFTH, Section (h) shall not limit or exclude any rights, indemnities or limitations of liability to which any director of the Corporation may be entitled, whether as a matter of law, under the By-Laws, by agreement, vote of the stockholders or disinterested directors, or otherwise.

SIXTH: The Corporation reserves the right to amend or repeal any provision contained in this Third Restated Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.

SEVENTH: Effective as of the Distributions Time (as defined in the Separation Agreement), no corporate action of stockholders of the Corporation may be taken without a meeting and vote of stockholders.

EIGHTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE EIGHTH.

[Signature on following page]

IN WITNESS WHEREOF, Sally Beauty Holdings, Inc. has caused this Third Restated Certificate of Incorporation to be signed by a duly authorized officer this 30th day of January, 2014.

SALLY BEAUTY HOLDINGS, INC.

By:	/s/ Matthew O. Haltom
Matthew O. Haltom
Senior Vice President, General Counsel and Secretary